SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SYSTEMS & COMPUTER TECHNOLOGY CORPORATION

(Exact name of registrant as specified in charter)

DELAWARE		23-1701520
(State of incorporation or organization)		(I.R.S. Employer Identification No.)

	4 Country View Road Malvern, Pennsylvania	19355
	(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates (if applicable): N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Series A Participating Preferred Stock Rights

(Title of Class)

The undersigned registrant hereby amends its registration statement on Form 8-A filed with the Securities and Exchange Commission dated April 15, 1999.

Item 1—Description of Registrant’s Securities to be Registered.

Item 1 to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission dated April 15, 1999 by the undersigned registrant is hereby amended by adding the following to the end thereof:

On December 9, 2003, Systems & Computer Technology Corporation (“SCT”) executed a First Amendment (the “Amendment”) to the Stockholder Rights Agreement dated as of April 13, 1999 (the “Rights Agreement”) between SCT and Mellon Investor Services LLC (fka ChaseMellon Shareholder Services, L.L.C.), as rights agent (the “Rights Agent”). The Amendment was entered into to (i) render the Rights (as defined in the Rights Agreement) inapplicable to the Merger (as defined in the Amendment) and the other transactions contemplated by the Agreement and Plan of Merger dated as of December 9, 2003, by and among SunGard Data Systems Inc. (“SunGard”), Schoolhouse Acquisition Corp. Inc., a wholly owned subsidiary of SunGard (“Sub”) and SCT (the “Merger Agreement”) and (ii) ensure that neither (w) the announcement of the Merger, (x) the acquisition of Common Shares pursuant to the Merger or the Merger Agreement, (y) the execution of the Merger Agreement, nor (z) the consummation of the Merger or the other transactions contemplated by the Merger Agreement, shall cause (A) SunGard, Sub or any of their respective Affiliates or Associates to become, either individually or collectively, an Acquiring Person (each as defined in the Rights Agreement), (B) the occurrence of a Distribution Date or a Business Combination (each as defined in the Rights Agreement), (C) any of the Rights (as defined in the Rights Agreement) to separate from the Common Shares or otherwise become exercisable, or (D) certain adjustments to be made pursuant to the Rights Agreement.

The Amendment to the Rights Agreement is attached hereto as Exhibit 4, and is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to that Exhibit.

Item 2—EXHIBITS.

(c) Exhibits

Exhibit No.	Description

*1.	Stockholder Rights Agreement, dated as of April 13, 1999, between SCT and Mellon Investor Services LLC (fka ChaseMellon Shareholder Services L.L.C.), as Rights Agent (incorporated herein by reference to Exhibit 1 to SCT’s Current Report on Form 8-K, filed with the Securities and Exchange Commission dated April 15, 1999).

*2.	Terms of Series A Participating Preferred Stock (which is attached as Exhibit A to the Rights Agreement referred to in Exhibit 1 hereto).

*3.	Form of Right Certificate (which is attached as Exhibit B to the Rights Agreement referred to in Exhibit 1 hereto).

4.	First Amendment, dated as of December 9, 2003, to the Stockholder Rights Agreement, dated as of April 13, 1999 between SCT and Mellon Investor Services LLC (fka ChaseMellon Shareholder Services L.L.C.), as Rights Agent.

*	Incorporated by reference.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized.

SYSTEMS & COMPUTER TECHNOLOGY CORPORATION

Date: December 9, 2003	By:	/s/ ERIC HASKELL
Eric Haskell Executive Vice President, Finance & Administration, Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.	First Amendment, dated as of December 9, 2003, to the Stockholder Rights Agreement, dated as of April 13, 1999 between SCT and Mellon Investor Services LLC (fka ChaseMellon Shareholder Services L.L.C.), as Rights Agent.